Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Files No. 33-39459. 33-61266, 333-48065, 333-39344, 333-103012, 333-116481, 333-125780, and 333-141310) of PPT VISION, Inc. of our report dated January 22, 2008, which appears on page 21 of this annual report on Form 10-KSB for the year ended October 31, 2007.

Virchow, Krause & Company, LLP

Minneapolis, Minnesota

January 25, 2008